For Immediate Release


Contacts:         Maura Gaenzle             (212) 272-4445
                  Ellen Glickman            (212) 272-8188



                         THE BEAR STEARNS COMPANIES INC.
                             DECLARES CASH DIVIDENDS

NEW YORK, October 30, 1998 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced quarterly cash dividends on its outstanding shares of common stock, on the outstanding shares of its adjustable rate cumulative preferred stock, on the outstanding shares of its 6.15% cumulative preferred stock, on the outstanding shares of its 5.72% cumulative preferred stock, and on the outstanding shares of its 5.49% cumulative preferred stock.

Quarterly Cash Dividends Declared

         The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable November 27, 1998 to shareholders of record on November 13, 1998. The board also declared a quarterly cash dividend of 68.75 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable January 15, 1999 to shareholders of record on December 31, 1998. In addition, the board declared a quarterly cash dividend of $3.075 per share on the outstanding shares of 6.15% cumulative preferred stock, which is equivalent to 76.875 cents per related depositary share, a quarterly cash dividend of $2.86 per share on the outstanding shares of 5.72% cumulative preferred stock, which is equivalent to
71.50 cents per related depositary share, and a quarterly cash dividend of $2.745 per share on the outstanding shares of 5.49% cumulative preferred stock, which is equivalent to 68.625 cents per related depositary share, all payable January 15, 1999 to shareholders of record on December 31, 1998.

         The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 9,400 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Paris, Sao Paulo, Shanghai, Singapore and Tokyo. As of September 25, 1998 total capital, including stockholders' equity and long-term borrowings, was $18.4 billion. Book value as of September 25, 1998 was $24.11 per share, based on 151,639,932 shares outstanding.

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